FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT CAE:
Haris Tajyar	Ken Yi Luo
Managing Partner	Chairman and CEO
Ph: 818-382-9702	luo@caebuilding.com
htajyar@irintl.com

FOR IMMEDIATE RELEASE
MARCH 18, 2009

CHINA ARCHITECTURAL ENGINEERING UPDATES
OUTLOOK IN RESPONSE TO GLOBAL RECESSION

ZHUHAI, China, & LOS ANGELES—March 18, 2009 -- China Architectural Engineering, Inc. (CAE) (NASDAQ:CAEI), a leader in the design, engineering, fabrication and installation of high-end building envelope systems, today provided an update on its business outlook and financial reporting schedule in light of certain corporate developments and the global economic recession.

In brief, the Company indicated that:

•	It has delayed the filing of its annual report on Form 10K for its Fiscal Year ending December 31, 2008. It expects to release the report on or before March 31, 2009.
•
Due to weaknesses identified in the Company’s internal controls, unforeseen costs related to its acquisition of Techwell, project cost overruns, further provisions on account receivables and the sharp global downturn, which has severely reduced construction spending, CAE’s prior revenue guidance can no longer be relied upon. The Company expects profitability in 2009. Please see 12b-25 filing (http://www.sec.gov/Archives/edgar/data/1287668/000114420409014658/v143174_nt10k.htm).

•	The Company has asked a third party consultant to assist with improving its internal control.

Delay in Filing of its Form 10-K

CAE said it was delaying the filing of its Form 10-K Annual Report for fiscal 2008 in order to address accounting issues related to its overseas projects managed through its subsidiary Techwell Engineering Limited. It now expects to file its Form 10-K on or before March 31, 2009. The Company has filed a 12b-25 with the SEC.

Impact of Global Downturn

The Company reported that the global recession has affected its activities in all markets, including China, the U.S., Southeast Asia and the Middle East, where it is active in Dubai and Qatar. It has reduced its projected scope of contracted work to reflect a substantially more severe downturn than expected when it last revised its revenue and net income guidance on December 15, 2008.

CEO Cites Challenges, Progress

China Architectural Engineering Chairman and CEO Ken Yi Luo commented, “As everyone knows, the current global economic environment is the most difficult since the Great Depression. And because the downturn stems from a near collapse of the world banking system, conditions are particularly unfavorable for industries, such as construction, that depend heavily on bank lending. At times such as these, only the strong and conservatively financed firms survive. Others fall by the wayside. I am confident that CAE is among the former, and that we will not only survive but be in a strong position to gain market share when weaker firms have vanished and demand returns for our engineering services and expertise.”

On the subject of the delay in the Form 10-K filing, Mr. Luo said, “During this period of stress, we are rigorously scrutinizing all aspects of our business, including core operations and recent acquisitions, for any signs of financial weakness or management under-performance. As part of this process, we are re-examining financial results reported for acquired business and are correcting any errors we find. This process makes it necessary to delay the filing of our annual report for 2008, but it also will enable us to meet the highest accounting standards going forward.”

To be added to China Architectural Engineering’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About China Architectural Engineering

China Architectural Engineering, Inc. (CAE) (NASDAQ: CAEI), which began operations in 1992, has maintained a leading position in the global commercial construction industry by providing timely, high-quality, reliable, fully integrated and cost-effective service solutions to its clients utilizing specialized technical expertise in the design, engineering, fabrication and construction of structural exterior cladding systems. It specializes in high-end curtain wall systems (including glass, stone & metal curtain walls), roofing systems, steel construction systems, eco-energy saving building conservation systems and related products, for public works and commercial real estate projects.

CAE has worked with world-renowned architects and building engineers from China and other countries and has completed over 100 large, complex and unique projects throughout China, Hong Kong, Macau, Australia and Southeast Asia, including numerous award-winning landmark buildings in many of Asia's major cities. It is now capitalizing on its industry-leading expertise by expanding aggressively beyond China into some of the most active construction markets in the world, including the Middle East, Central Asia, the United States and Eastern Europe.

For further information on China Architectural Engineering, please visit www.caebuilding.com.

Forward Looking Statements: In addition to historical information, the statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, completion and audit of the Company’s financial statements for the fourth quarter and year ended December 31, 2008; the Company’s ability to remediate the significant deficiencies and/or material weaknesses in its internal controls; adverse capital and credit market conditions; the vulnerability of the Company's business to a general economic downturn in China and globally;  uncertainty of contract negotiations and payments under existing contracts, the Company’s dependence on government contracts, changes in the laws of the PRC that affect the Company’s operations, fluctuation and unpredictability of costs related to the Company’s products and services, the Company’s dependence on the steel and aluminum markets, reduction or reversal of the Company’s recorded revenue or profits due to “percentage of completion” method of accounting and expenses and costs associated with the issuance of convertible bonds. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

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